Exhibit 99.1

Summit Financial Services Announces Second Quarter Results

BOCA RATON, Fla., August 14, 2007—Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announces financial results for the three-months and six-months ended June 30, 2007.

Second Quarter 2007 v. Second Quarter 2006

•	Total revenues increased approximately 40% to $9.96 million from $7.12 million.

•	Commission revenues increased approximately 42% to $9.58 million from $6.77 million.

•	Net income increased approximately 882% to $373,000 from $38,000.

Six Months 2007 v. Six Months 2006

•	Total revenues increased approximately 39% to $19.12 million from $13.74 million.

•	Commission revenues increased approximately 41% to $18.40 million from $13.06 million.

•	Net income increased approximately 384% to $479,000 from $99,000.

Business Overview

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its registered investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 210 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We are pleased with our results for both the three-month and six-month periods. For both of these periods, our results were positively impacted by the realization of revenues from financial advisors recruited in late 2006 and early 2007, as well as from an overall improvement in the equity markets in general. On a going forward basis, we remain committed to attracting and retaining the industry’s finest financial advisors, as well as to further developing our infrastructure to support our recruiting efforts.”

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Financial Condition

June 30, 2007

ASSETS
Cash and cash equivalents	$4,060,666
Deposit held at clearing broker	27,572
Securities owned, at fair value	8,913
Commissions receivable	1,968,023
Prepaid expenses	134,782
Other receivables, net	245,484
Goodwill & customer list, net	770,579
Property and equipment at cost, net	108,720

TOTAL ASSETS	$7,324,739

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$875,834
Accrued commission expense	2,099,711

TOTAL LIABILITIES	2,975,545
STOCKHOLDERS’ EQUITY
Preferred stock	13
Common stock	2,822
Additional paid-in capital	9,607,475
Unearned stock-based compensation	(617,702)
Treasury stock	(10,884)
Accumulated deficit	(4,632,530)

TOTAL STOCKHOLDERS’ EQUITY	4,349,194

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,324,739

Condensed Consolidated Statements of Income

Three Months and Six Months ended June 30, 2007 and 2006

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Commissions	$9,578,999	$6,769,985	$18,402,087	$13,059,871
Interest & dividends	291,376	236,624	558,713	474,446
Other	87,420	112,902	158,787	203,574

Total Revenue	9,957,795	7,119,511	19,119,587	13,737,891
Expenses
Commissions and clearing costs	7,960,725	5,574,628	15,252,688	10,682,742
Employee compensation	971,838	759,753	2,037,358	1,554,859
Occupancy and equipment	140,059	110,208	324,229	227,133
Communications	89,353	94,049	177,339	190,675
Legal and accounting	109,813	183,004	88,354	253,001
Depreciation and amortization	57,463	53,875	113,825	105,591
Other operating expenses	255,821	306,092	646,615	625,021

	9,585,072	7,081,609	18,640,408	13,639,022

Income before income taxes	372,723	37,902	479,179	98,869

Basic earnings per share	$0.0131	$0.0013	$0.0167	$0.0035

Basic weighted average common shares outstanding	28,210,075	28,210,075	28,210,075	28,210,075

Diluted earnings per share	$0.0118	$0.0013	$0.0154	$0.0034

Diluted weighted average common shares outstanding	31,168,182	29,565,864	30,681,502	29,314,940

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.